Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Announces Resolution of SynQor Lawsuit

JERSEY CITY, New Jersey, November 25, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) announced today that its joint petition for certiorari with the United States Supreme Court in the SynQor, Inc. v. Artesyn Technologies, Inc., et al. lawsuit, originally brought in the United States District Court, Eastern District of Texas in November 2007, has been denied.  Accordingly, Bel has paid to SynQor, Inc. previously awarded damages plus interest, totaling $10.9 million.  Of this amount, $8.1 million was recorded by Bel as a litigation charge in its consolidated statement of operations for the fourth quarter of 2010; $1.9 million is covered through an indemnification agreement with one of Bel's customers; and $0.6 million was recorded as an expense by the Company during the second quarter of 2011.
The lawsuit alleged that eleven defendants, including Bel, infringed SynQor's patents covering certain power products. With respect to Bel, the plaintiff claimed that the Company infringed its patents related to unregulated bus converters and/or point-of-load (POL) converters used in intermediate bus architecture power supply systems.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

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